Exhibit 99.2

Shenandoah Telecommunications Company

President’s Report

Annual Meeting of Shareholders, May 5, 2009

                [Slide 1]

Despite all the negative news regarding the housing market, Wall Street and bank financial problems, unemployment, and the general economy, your company again had a great year. We had excellent financial and operating results in 2008. We continued to grow and improve our PCS business. We completed the acquisition of the Rapid Communications CATV assets, giving us a new growth opportunity. In the late fall, we also took steps to end the ongoing losses of our Converged Services business as we initiated a process for its sale. And despite some wild swings throughout the year, our stock price ended the year at a new all time high.

Before we get into some of the numbers, we have disclosures to make regarding forward-looking statements and our use of non-GAAP financial measures. [Slide 2] The first discloses that our presentations include “forward-looking statements” per the rules of the Securities and Exchange Commission, and the second [Slide 3] points out that some of the performance metrics we discuss are not determined in accordance with generally accepted accounting practice even though they are commonly used in our industry.

We had great financial results in 2008. Total [Slide 4a] reported revenues increased by almost eleven percent. As a result of our decision to sell our Converged Services business unit, its operating results are classified as discontinued, and accounting rules required us to stop recognition of depreciation expense on that segment’s assets.

Omitting Converged Services, [Slide 4b] the remaining operations saw an increase in operating income of over twenty-four percent. Total net income [Slide 4c] was $24.4 million, an increase of almost thirty percent. On a per share basis, total net income was [Slide 4d] was $1.04, up from $.80 in the prior year. Our cash dividend was also again increased, [Slide 4e] to thirty cents per share, up from twenty-seven cents in 2007. Adele will review our 2008 financial performance in more detail during her presentation, and will also present our results for the first quarter of 2009.

At last year’s meeting, we discussed the results of our Converged Services business, but expressed optimism that we would ultimately be able to grow the business such that we could earn a good return on our investment. During 2008, it became clear that the potential return would not justify the capital and management time required to achieve it, and those resources would be better deployed on our other growth initiatives. We therefore reached a decision that our best course of action with Converged Services would be to pursue its sale.

As seen on this [Slide 5] slide, as is normal for new businesses, we incurred operating losses during our early years with Converged Services. Those operating losses reached a peak of $8.2 million in 2007. Although we grew customers and revenues in 2008, the lower losses last year were primarily due to the accounting rule requiring the suspension of depreciation expense. We have interest from multiple potential buyers and we’re confident we can execute a sale of this business. However, we do not now believe we will realize proceeds close to the carrying value on our books. Accordingly, we have recorded an after tax, non-cash, impairment charge of $10.7 million as a result of writing down these assets in the first quarter of 2009.

In hindsight, getting into the Converged Services business was not the correct decision; but, our decisions were the right ones based on what we knew at the time they were made. A combination of factors led us to conclude we could not make this business profitable. We recognized early that we could differentiate our offerings by focusing on service quality, and we were successful in doing that. It took time to clean up and upgrade the properties we acquired, and the sales cycle for adding new properties was quite long. This delayed our addition of new customers and properties, a critical factor needed in order to reach a profitable size and scale. Another factor that had a negative impact was the increase in cost for our programming content from the satellite providers. We also incurred greater than expected costs for the rapidly growing demand for bandwidth, while competitive options prevented us from offsetting those increases with increased rates. In the past year, the confusion and restrictions caused by new regulations of the Federal Communications Commission further hampered our ability to quickly add properties and customers.

Although it didn’t turn out as we anticipated, I think it is important to remember why we pursued this business. Despite the end results, at the time it was a good opportunity for us. [Slide 6a] It was a good fit with our existing businesses, and it used technologies we were familiar and comfortable with. It was a way to diversify our business, which is important so we can have new sources of growth and earnings to replace those from our other businesses as they mature. The core business premise of Converged Services is still valid. We believe the ability to offer a triple-play of voice, video and data services is a compelling business proposition, and will increasingly be a key to remaining a successful telecommunications provider.

This belief in the triple play was fundamental to our decision to acquire the cable television assets of Rapid Communications. [Slide 6b] And while the premise is the same, there are fundamental differences between this acquisition and the Converged Services business. The services we will offer are basically the same; but, the cable systems we have acquired have completely different attributes relative to our ability to achieve scale and synergies, and we will be operating in more favorable regulatory and competitive environments.

While we are very optimistic about our growth opportunities, we are mindful of the impact economic conditions can have on our business. As Earle will touch on in his presentation, we have seen a decrease in traffic into our PCS stores, and a slowing of new customer growth. Recognizing that this economic downturn could be extended for some time, we have gone back and reassessed our capital budget plans. The largest part of this year’s capital budget [Slide 7] is completion of a two year program to both expand the geographic coverage of our PCS network, as well as add high speed data capabilities to the majority of our sites. While we currently believe completing this effort is the right thing to do, there may be situations where the slowing growth warrants delaying or deferring new capital expenditures. This will require our ongoing monitoring, and adjustment based on how the length and depth of the recession plays out.

While we are becoming more cautious about committing to capital expenditures, we also recognize economic conditions may present us with good buying opportunities, such as it did with Rapid Communications. We don’t have any specific acquisitions in mind, but we will be open to any that would be a close fit and complementary to our existing business.

One small acquisition we have announced [Slide 8] is that of North River Telephone Cooperative. Subject to approval by its members, this acquisition would add approximately 1,000 access lines. Given its relative proximity, we can easily integrate this system into our existing switching and fiber networks. Once approved, we will move quickly to offer DSL service. This will give all North River customers access to high speed data service, something that was much in demand, but really not feasible for them to do on a standalone basis.

At last year’s annual meeting, we presented some slides comparing our stock’s performance to other wireless and wireline companies, and attempted to show a longer-term perspective of our stock’s performance. This [Slide 9] is a slide from last year’s meeting, and it shows past periods of times where our stock experienced a significant decline in price. One of those declines was at the time of last year’s meeting, with our stock then being down about 47 percent from its previous high. We’ve added the last twelve months of data, and as you can see on this slide [Slide 10], the cycle has repeated. As has happened in the past, the down period last spring was followed by a period of an increasing stock price, and as I mentioned earlier, it reached a new all-time high, closing the year just over $28. Since that time, we’ve again experienced a decline in our price; with recent trades more than thirty percent off of the high from the end of last year. Certainly a big decline, although a lot less than many of our peers. Another thing you can see from this slide is the increased volatility of our stock’s price. We have always had ups and downs, but the general turmoil in the stock markets has probably amplified those swings for our Company.

To give you another perspective on our stock performance, this chart [Slide 11] shows the total return you have realized by holding our stock for the past five years. It represents the value you would have had at the end of 2008 if you had invested $100 in Shentel stock at the end of 2003 and reinvested all dividends. By the end of 2008, that original $100 was worth $350, a compound annual growth rate of more than twenty-eight percent. That’s a great return; but, you can also see that it greatly exceeds the returns of the benchmark indexes, which were down about eight percent for the same period.

While we can’t control the swings in our stock price, or the economy, we can remain focused on what will continue to make us successful in the long run. Our focus on providing good customer service has been the key to our organization’s long-term success. As we continue to expand our business, continuing to provide good service will be the key to our long-term profitability. In turn, that growth in profits will ultimately be rewarded by an increasing stock price. The Board of Directors, and our management team and I, look forward to continuing to work on your behalf.

Annual Meeting of Shareholders, May 5, 2009

The Prepared Remarks of

Adele M. Skolits

Vice President – Finance and Chief Financial Officer

Slide 12 – Title Slide – Financial Review – Adele Skolits - CFO

Good morning. This morning I’ll be reviewing Shentel’s annual financial results for 2008 and the first quarter of 2009.

Let’s begin with the 2008 results which demonstrate our company had another great year in 2008.

Slide 13 – Earning Per Share

Shentel’s earnings per share or EPS was $1.04 in 2008 up from $.80 per share in 2007. For the last five years the compound annual rate of growth in EPS has been 24%. This success is driven by the increase in the performance of the PCS operation, which benefited substantially from its growth in customers and the amendment to the Sprint Nextel contract.

Slide 14 – Earning Per Share – Continuing Operations

When the Company announced its intention to sell its Converged Services operation in September 2008, the assets and liabilities related to this operation were reclassified as held for sale on the consolidated balance sheet. The historical operating results were reclassified as discontinued. The previous slide showed the EPS after considering the net losses from the discontinued Converged Services operation. Shentel’s earnings per share from continuing operations, before considering Converged Services losses, were $1.12 in 2008, or up 19% from the $.94 generated from continuing operations in 2007. For the last five years given on this slide, the compound annual growth rate in earnings per share from continuing operations was 26%.

Slide 15 – Dividends Per Share

This earnings growth supported an 11% increase in the dividend per share paid to shareholders which rose to $.30 for 2008. The compound annual growth rate in dividends per share is 21% since 2004. In 2006, the board returned to shareholders some of the gain on the RTB liquidation in the form of a special dividend of $.09, shown in the gray bar for this year. This was in addition to the regular dividend of $.16 for 2006.

Slide 16 – Revenues

Revenues for 2008 were $144.4 million, an increase of $14 million or 11% from 2007. The revenue increase was primarily related to growth in PCS customers of 13% during 2008 and the inclusion of the newly acquired cable business, beginning in December of 2008. The drop in revenues between 2006 and 2007 is as a result of the change in accounting for the Sprint Nextel contract amendment. The amendment resulted in our recording revenues net of a single service fee, rather than separately accounting for more than 100 different expense and revenue line items.

Slide 17 –Operating Expenses

Operating expenses grew by $5.1 million in 2008 versus 2007. As we’ll discuss in greater detail in a moment, we began investing significantly in the upgrade of the coverage, capacity and data capabilities of our PCS networks in 2007, after the amendment to our Sprint Nextel contract was negotiated. We depreciate these investments over the life of the improvements, which led to an increase in depreciation expense of $3.0 million in 2008. With these additional sites, we also incurred additional costs to carry voice and data traffic back to our switch, provide power to the sites and rent the cell sites and the increase in these costs was $3.5 million in 2008. The comparison to 2007 is skewed because of an early retirement offer and non-cash share-based compensation awards. In 2007, the company recorded costs for these two programs of $4.8 million. As a result of these and other less significant changes, operating costs increased by $5.1 million, or 5% in 2008.

The operating costs associated with our ongoing commitment to network improvements may reduce margins in the short run, but should position us for improved long term returns.

Slide 18 – Operating Income

Operating Income grew by 24% to $45.6 million in 2008; lifted by improvements in PCS performance. In fact, PCS has been contributing the overwhelming majority of operating income since 2007 as you can see in this slide. In 2008, PCS operating income was 73% of total operating income. These operational improvements resulted from substantially growing the customer base, without the same level of increase in costs; demonstrating our improved economies of scale.

Slide 19 – Cash Flow

Cash flow from operations increased by $6.4 million in 2008 as a result of the growth I just described. Primarily due to the significant PCS network improvements, capital expenditures increased by $36.4 million. The purchase of the West Virginia and Alleghany County, Virginia cable customers and assets in December of 2008 required a cash outlay of $10.9 million. The company closed on a delayed draw term loan in the fall of 2008, giving it access to a $52 million debt facility through December 31, 2009. Through December 31, 2008, we had drawn $23.7 million on this facility. While the company does have the option to fix the interest rate on this debt, it has currently not chosen to do so, and as of December 31, the facility carried a variable rate of 2.87%. Repayments on the fixed rate facility drawn against in previous years required an additional $4.2 million in 2008. As of December 31, 2008 the rate on this debt ranged from 6.7% to 8.0%. The company recognizes the importance of its dividend program to its shareholders and paid $6.5 million in dividends in 2008. We continue to be very conservatively financed, with debt equivalent to .6 times earnings while the industry norm is close to 3 times earnings. Another important measure of the level of debt carried by the company, is its debt to total assets ratio which stood at 17% at December 31, 2008

Slide 20 – Capital Expenditures

As Chris mentioned, our network improvements in PCS will continue to be significant in 2009, with Wireless spending of $29.6 million. In addition, we are in the early stages of upgrading the acquired cable systems to support internet, voice and video services and expect to invest $23.8 million during 2009. Other projects, including upgrading the Shenandoah County cable system, increases in internet speeds and expanding fiber capacity throughout our networks will require $19.5 million in 2009. We expect cash generated from our operations and financing available from our credit facilities to be sufficient to fund these projects.

Slide 21 – First Quarter - Revenues

Next I’ll present the company’s financial results for the first quarter of 2009. Revenue increased by 19% in the first quarter over the same quarter last year, driven by an 11% increase in average PCS customers, the increases in average billings per customer Earle will address later, and the revenues associated with the acquired cable operations.

Slide 22 – First Quarter – Operating Income

Operating Income, or operating revenues less operating expenses, for the first quarter of 2009 grew to $12.1 million, up 26% over the same quarter in 2008. The percent of every dollar earned in operating revenue which drops to the bottom line after paying operating costs grew from 28.6% in the first quarter of 2008 to 30.3% in the first quarter of 2009. This shows our efficiency improvements in operating the business.

Slide 23 – First Quarter 2009 - Net Income

As Chris described, we recorded an impairment of $10.7 million after taxes in our Converged Services operations in the first quarter. This impairment was determined by evaluating the fair value of Converged Services based on current market conditions less the cost to sell the business and the payment of all related liabilities. It is a non-cash charge. On a cash basis, we still expect to receive significant proceeds from the sale of the assets, although the net proceeds are expected to be just a portion of the original carrying cost.

The continuing operations of the business generated solid results in the first quarter with net income up from 13% to $6.2 million.

Slide 24 – First Quarter - Earnings Per Share

As a result of these changes, earnings per share from continuing operations have grown 13% to $.26. After including the impairment loss the net loss per share is $.18 for the first quarter of 2009.

In summary, our Company is generating solid returns and is improving its bottom line from ongoing operations. It has the financial strength to take advantage of its opportunities and continue to deliver good returns for its shareholders.

Now I’ll turn the program over to Earle MacKenzie, our Executive Vice President and Chief Operating Officer.

Slide 25 – Title Slide – Operation Review – Earle MacKenzie - COO

Earle MacKenzie

Annual Meeting of Shareholders, May 5, 2009

Good Morning.

Chris and Adele both mentioned the status of the Converged Services business. I would like to take a few minutes to discuss the progress made in 2008 and discuss the reasons for the decision to exit the business.

Slide 26

My first slide recaps the major factors that lead to the decision to sell Converged Services. The competitive environment changed dramatically in the past few years. As cable companies saw their growth slow, they started focusing on the MDU segment, which they had all but ignored in the past. Often they would pay the property owner up to $500 per apartment to keep out an independent provider like Shentel. To win business, we were expected to match the offer.

At the urging of Verizon and AT&T, the FCC opened a proceeding and ruled that MDU owners could not sign exclusive retail agreements and made the ruling retroactive which voided existing contracts with incumbent cable operators. One of the cornerstones of our plan was only to invest in properties where we could have an exclusive agreement. Although there were no guarantees, there was a high likelihood of being able to recoup our investment, along with a fair return.

The aggressive tactics of the cable operators and the uncertainty created by the FCC ruling made it difficult for Shentel to convince enough property owners in our target markets to sign contracts.

We obtain our video content from DISH. Early on, DISH saw independent operators like Shentel as an asset and a partner, therefore providing video content at very attractive prices. As their growth has slowed, they increased their prices to Shentel, significantly decreasing our operating margins.

Finally, with the growth of Internet use, we had to purchase greater amounts of capacity, but due to competitive pressures, we were unable to pass on the increased costs to our customers.

Slide 27

Although we made the decision to put the Converged Services business up for sale, we continued to grow the business and maintain a high level of customer service. In 2008 we continued to see an increase in users. We saw a 9% increase in data users and over a

30% increase in video users. With our primary customers being college students that almost exclusively use cell phones, we did see a decline in voice users.

Slide 28

Revenues increased a healthy 15 percent. Although we continue to see growth, management and the Board determined that the time and resources to make the business profitable were too great and the Company could get a better return if the efforts and capital were redirected to other activities, such as our franchise cable opportunities.

As Chris stated earlier, we still believe that offering video, voice and Internet over a single connection into the residence or business is a great business opportunity, but we see the franchise cable path more attractive than the private cable operator model. Exiting the Converged Services business will allow us to focus on the franchise cable opportunity.

As Chris and Adele have both shared, overall 2008 was an outstanding year for the company. We hit a number of new milestones in our operations.

Slide 29

This slide gives you a historical perspective of our PCS growth. We have seen accelerating growth in the past few years. Our wireless business continued to grow in 2008 at a rate above the industry average, although the pace did slow significantly in the 4th quarter of 2008. That slowing trend has continued into the first quarter of 2009 and we expect it will continue throughout 2009. We ended 2008 with 211,462 wireless subscribers.

Slide 30

Gross adds are the number of new customers that sign up for service. The net adds represent the net change in customers during the year after you deduct the customers that disconnect. Early in 2008, we were on pace for strong growth in both gross and net customers, but the general economic slowdown experienced in the 4th quarter resulted in lower customer adds than we expected. The lower net growth was a result of lower gross sales rather than a significant increase in customers disconnecting.

Slide 31

We continue to see strong growth in billed PCS revenue, with a compounded annual growth rate of 21% over the past three years to over $134 million of gross billed revenue in 2008.

Slide 32

As a result of the amendment we signed with Sprint in 2007, we now record our revenues net of bad debt, service credits and fees paid to Sprint. This slide shows the components to reconcile from $134 million of gross revenue to $92 million of reported 2008 net PCS revenues. The major change between 2007 and 2008 was the increase in service credits as a percentage of gross revenue. Sprint used service credits as a tool to lower churn with some success.

Slide 33

In recent years the industry had seen a decrease in the average revenue per customer. With the explosion of data usage that trend has reversed. Our significant investment in EVDO (high speed data) resulted in increased data usage. You see that 2008 average data usage per customer per month was $13.63, up $1.05 over 2007. In the 4th quarter of 2008, the average monthly data usage per customer was $15.90, and it continues to grow.

Slide 34

Our tower business continues to provide an excellent return on our investment. In 2008, we collected $4.3 million on 183 leases to other wireless companies that use our towers. We generated this additional revenue off an asset that we constructed for our own PCS Company’s use. We will continue to build towers when we can’t find existing tower space to lease and will market the excess capacity to other wireless carriers.

Slide 35

As Adele stated, we invested significant dollars on capital projects in 2008 and that will continue in 2009. This slide focuses only on the wireless expenditures. The big increase in 2008 and 2009 represents a catch up from 2006 and 2007. As you recall, our future with Sprint was unclear in 2006. We postponed all capital expenditures except those related to adding capacity. Once we signed our new agreement in early 2007, we restarted our construction plans.

Slide 36

I would like to recap the primary reasons for the increased capital expenditures. First, we need to keep ahead of the capacity needs of the network. As we add more customers, we need a network that will allow them to use their phone whenever they wish without receiving a network busy signal. We have spent millions of dollars to equip our network for high speed data. You see the positive results of that decision with average monthly data revenue per customer now over $16 per month. The third reason is to address coverage issues in central Pennsylvania. We previously did not have network coverage that was competitive with Verizon and AT&T. These expenditures have enabled us to close the gap.

Slide 37

Last year I discussed our relationship with and our observations of Sprint. I want to take a moment to give you an update. Sprint has continued to struggle and receive lots of negative press. Our opinion is that although they continue to address a number of challenges, they have made real progress. Overall our relationship with Sprint remains positive, but Affiliates are not a priority at Sprint. They have made significant staff reductions throughout the company including the group that supports the Affiliates. Sprint continues to experience a net loss of customers, but the rate of loss has slowed. They have focused on improving customer service and have launched very competitive price plans. Our concern is that they seem to be playing defense rather than offense which has impacted our ability to grow. At this point, we do not have any concerns about Sprint’s ability to survive, but at what level they will thrive. Even with Sprint’s problems, we believe being part of the Sprint brand and network is certainly preferable over being an independent wireless provider.

Slide 38

Moving to the wireline side of our business, the telephone operations continues to be a strong contributor to our consolidated results. Unlike the overall telephone industry, we continue to see minimal access line loss and ended the year with only 327 fewer access lines from 2007.

Slide 39

Total telephone revenues have remained flat over the past three years, but there have been changes in the revenue components. With the decrease in customers, although small, we have seen a decrease in revenues from subscribers. That trend along with the significant investments made to our local networks led to the $1 per month increase that became effective in March of this year. The access revenues we collect from the long distance carriers has decreased as a result of lower access rates and customers making fewer long distance calls on their wireline telephone. We have been able to offset these decreases with non-regulated revenues from the sale of leased fiber facilities and yellow page advertising.

Slide 40

We continued to have solid growth in selling high speed Internet access to our customers in the telephone service area. We topped 10,000 DSL users by year end 2008. Most of the new DSL customers were customers that migrated from dial-up service. We lost more dial-up customers than we gained DSL customers, because the majority of our dial-up customers are in surrounding counties outside of our telephone service area. When they want a high speed alternative, our DSL service is not an option.

Slide 41

Although we have fewer combined DSL and dial-up customers, because customers are willing to pay more for the better value of the high speed alternative, we have been able to continue to grow overall Internet revenue. This chart shows the mix of DSL and dial-up revenues for the past three years. Once we deploy DSL in the North River Telephone service area, we anticipate similar DSL growth in that area.

Slide 42

Looking at our cable television business, you can see we had a significant increase in the number of cable subscribers with the December 2008 acquisition of 17,000 Rapid Communication customers for a total of over 25,000 at the end of the year.

Slide 43

Let me take just a moment to recap the Rapid acquisition. We closed the deal in December 2008. The markets included Alleghany County, Virginia (the area around Covington, VA) and numerous West Virginia communities primarily in the center of the state. We acquired 17,000 customers for a purchase price of $10,000,000 or $590 per subscriber. This is a very low price per subscriber, but we will need to invest approximately $25 million to upgrade the cable network to a range of services. After combining the purchase price with the cost of construction, the price per customer was just over $2,000, which is still an attractive price when compared to recent cable transactions. With both the low price and the growth potential, we are excited about this opportunity.

Slide 44

We have offered cable service in Shenandoah County to approximately 2/3 of the households for over 25 years. Cable has been complimentary to our telephone service, but we have used two separate networks to offer the triple play of voice, video and Internet. Being both the telephone company and the cable company means we have not had to compete with another local wireline provider.

With our acquisition of the Rapid properties, we will be competing with the local telephone company. In a majority of the markets, the telephone company is Verizon. We prefer to compete against them, since they have made it clear that they plan to focus on metropolitan markets and will not make significant investments in small markets. We will offer the triple play over a single network which is more cost efficient. Additionally, we believe a coax network is a better platform for providing the triple play of services.

We now pass approximately 60,000 homes. With only 25,000 customers, we see the opportunity to sell services to over 35,000 additional customers.

We are in the process of upgrading the systems in Shenandoah County and the Rapid properties from one way to two-way during 2009 and 2010. We have set into motion a very aggressive schedule that will result in approximately 85% of homes passed being two- way by the end of 2009. This will allow us to offer a full suite of services including High Definition, Digital Video Recorder, Video on Demand, High Speed Internet and Voice. We will be well positioned to offer a compelling bundle of services and expand the Shentel heritage of providing a good value and great customer service.

I will now turn the podium back over to Chris.